EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Announces Year 2007 Financial Results
And Provides First Quarter 2008 Update

DENVER, CO., March 12, 2008 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported revenue and net income for the year and fourth quarter ended December 31, 2007.

For the year, revenue increased 24% to $396.3 million compared to $319.5 million in the prior year.  Net income was $27.5 million or $2.20 per diluted share compared to $17.2 million or $1.40 per diluted share, a 57% increase.  The current year results include a $1.1 million ($0.08 per diluted share) decrease in income tax expense resulting from approved changes in tax depreciation methods applied to prior years.  The prior-year results included an increase in income tax expense of $0.5 million (0.04 per diluted share) resulting from a higher expected federal tax rate applied to deferred income tax liabilities.

For the fourth quarter, revenue increased 58% to $122.6 million as compared with $77.5 million during the prior-year period.  Net income increased to $4.8 million or $0.38 per diluted share compared to net income of $1.2 million or $0.10 per diluted share in the prior-year period.  The current-year quarter results include a $1.1 million ($0.08 per diluted share) decrease in income tax expense as discussed above, offset in part by a $0.5 million after tax loss ($0.04 per diluted share) on disposition of assets.  The prior-year fourth quarter included an increase in income tax expense of $0.8 million ($0.06 per diluted share) resulting from the higher expected federal tax rate applied to deferred income tax liabilities mentioned above.

Approximately $30.3 million of the $45.1 million increase in revenue during the fourth quarter was attributed to hospital-based and community-based revenue generated from bases added in the acquisition of the parent company of CJ Systems Aviation Group, Inc. (CJ) effective October 1, 2007.  Excluding revenue related to the CJ acquisition, revenue growth was 19% during the fourth quarter as compared with the prior-year quarter.

During the fourth quarter of 2007, total patients transported within community-based operations were 10,737, as compared with 8,382 during the prior-year quarter.  Patients transported for community bases in operation greater than one year and excluding CJ bases (Same-Base Transports) decreased by 543 patients or 7%, while weather cancellations for these same bases increased by 521 transports or 25%, compared with the prior-year period.  Revenue per community-based transport increased from $5,958 in the fourth quarter of 2006 and $6,519 in the third quarter of 2007, to $6,597 in the current-year fourth quarter.

The Company also provided an update on first quarter 2008 flight volume.  Same-Base Transports within community-based operations through February were down 205 patient transports or 4% as compared with the prior-year period, while weather cancellations for these same bases increased 560 or 40% as compared with the prior-year period.  Total community-based patient transports for the two- month period were 6,812, as compared with 5,190 in the prior-year period.

Aaron Todd, CEO of Air Methods, commented, “We are extremely proud of our 2007 annual and fourth quarter results.  To have achieved such significant growth in fourth quarter earnings despite the severe weather experienced during the month of December is strong evidence that the CJ acquisition is on track to achieve its first year objectives.  The ongoing strength in reimbursement for community-based transports, combined with continued moderation of maintenance expenditures associated with our fleet rejuvenation initiatives, also offset the impact of weather during the quarter.”

Mr. Todd added, “Despite the impact of weather on transports during the first two months of 2008, we remain very optimistic that we can achieve another year of healthy earnings growth.  With the acquisition of CJ closing on October 1, 2007, we look forward to the expected benefit of a full year of combined operating results in 2008.  With deliveries of over 45 new aircraft anticipated in 2008, fleet rejuvenation activity will accelerate and should favorably impact historical hourly maintenance costs in the future.  These new aircraft also create expansion opportunities within both services divisions.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 37598727, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 330 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame at Lytham Partners, LLC at (602) 889-9700.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	December 31, 2007	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$5,134	4,219
Trade receivables, net	135,633	100,559
Other current assets	74,090	35,083

Total current assets	214,857	139,861

Net property and equipment	114,746	95,575
Other assets, net	39,949	14,721

Total assets	$369,552	250,157

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$24,203	9,560
Current portion of indebtedness	18,350	9,963
Accounts payable, accrued expenses and other	59,546	28,306

Total current liabilities	102,099	47,829

Long-term indebtedness	76,751	62,346
Other non-current liabilities	48,682	32,668

Total liabilities	227,532	142,843

Total stockholders' equity	142,020	107,314

Total liabilities and stockholders' equity	$369,552	250,157

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006

Revenue:
Flight operations	$118,934	76,469	386,377	313,879
Product operations	3,675	1,009	9,972	5,625
Total revenue	122,609	77,478	396,349	319,504

Expenses:
Operating expenses	94,991	59,084	279,006	231,317
General and administrative	15,719	10,521	53,298	40,710
Depreciation and amortization	4,133	3,306	14,418	12,910
	114,843	72,911	346,722	284,937

Operating income	7,766	4,567	49,627	34,567

Interest expense	(1,700)	(1,473)	(5,609)	(5,821)
Loss on early extinguishment of debt	-	-	(757)	-
Other, net	629	406	2,187	1,598

Income before income taxes	6,695	3,500	45,448	30,344

Income tax expense	(1,872)	(2,299)	(17,911)	(13,144)

Net income	$4,823	1,201	27,537	17,200

Income per common share - basic:
Basic	$0.40	0.10	2.30	1.46
Diluted	$0.38	0.10	2.20	1.40

Weighted average common shares outstanding:
Basic	12,095,296	11,819,102	11,953,871	11,748,107
Diluted	12,634,687	12,344,396	12,512,077	12,306,047